Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our reports dated February 27, 2017 with respect to the financial statements of CVH Southaven, LLC, CVH Lexington, LLC, EASTVHR HS Round Rock, LLC, and VHRMR TALL, LLC, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations and changes in member’s equity and cash flows for the years ended December 31, 2016 and 2015, which reports appear in the Current Report on Form 8-K, filed by Condor Hospitality Trust, Inc. on September 7, 2017 incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

September 7, 2017